Exhibit 5.1
Richards, Layton & Finger
a professional association
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701
www.rlf.com
May 9, 2006
Compass Diversified Trust
Sixty One Wilton Road
Second Floor
Westport, Connecticut 06880
     Re:       Compass Diversified Trust
Ladies and Gentlemen:
     We have acted as special Delaware counsel for Compass Diversified Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 18, 2005;

(b)	The Trust Agreement, dated as of November 18, 2006 among Compass Diversified Holdings LLC (the “Company”) and the trustees named therein;

(c)	Amendment No. 3 to the Registration Statement, as amended (the “Registration Statement”), on Form S-1 (No. 333-130326), including a preliminary prospectus (the “Prospectus”) relating to the shares of the Trust representing beneficial interests in the assets of the Trust (each, a “Share” and collectively, the “Shares”), filed by the Company and the Trust with the Securities and Exchange Commission on April 13, 2006;

(d)	The Amended and Restated Trust Agreement for the Trust (the “Trust Agreement”), dated as of April 25, 2006, entered into among the Company and the trustees of the Trust named therein (including the form of Share certificate attached thereto as Exhibit A), attached as exhibit 3.5 to Amendment No. 4 to the Registration Statement; and

Compass Diversified Trust
May 9, 2006

(e)	A Certificate of Good Standing for the Trust, dated May 3, 2006, obtained from the Secretary of State.
     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
     For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended as of the date the Shares are issued, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Company) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Company) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Company) examined by us, (vi) the receipt by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) of either (A) a Share Certificate for such Share or (B) confirmation of the Trust’s registration in the Share Register of such Person as the registered owner of such Share, and the payment for such Share, in accordance with the Trust Agreement and the Registration Statement as of the date the Shares are issued, and (vii) that the Shares will be authenticated, issued and sold to the Shareholders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.
     This opinion is limited to the laws of the State of Delaware (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

Compass Diversified Trust
May 9, 2006

     1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.
     2. The Shares of the Trust will be validly issued, fully paid and nonassessable beneficial interests in the assets of the Trust.
     3. The Shareholders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP